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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4 No. 333-00000) and related Preliminary Prospectus of EP Energy LLC for the registration of $750 million 6.875% Senior Secured Notes due 2019, $2,000 million 9.375% Senior Notes due 2020 and $350 million 7.75% Senior Notes due 2022 and to the inclusion of our report dated March 7, 2012 (except for Note 12, as to which the date is September 11, 2012), with respect to the consolidated financial statements and schedule of EP Energy Corporation included herein for the year ended December 31, 2011, and our report dated September 11, 2012, with respect to the financial statements of Everest Acquisition LLC included herein for the period ended April 30, 2012.

                      /s/ Ernst & Young LLP

Houston, Texas
September 11, 2012

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  Exhibit 23.1